[North Fork Bancorp Letterhead]


 September 21, 1998


 Mr. George L. Engelke, Jr.
 Chairman, President and Chief Executive Officer
 Astoria Financial Corp.
 One Astoria Federal Plaza
 Lake Success, New York  11042-1085

 Dear George:

 I read your recent press release announcing Astoria Financial Corporation's ("ASFC") receipt of regulatory approval for its pending acquisition of Long Island Bancorp, Inc. ("LISB") with more than passing interest. As you know, North Fork Bancorporation, Inc. ("NFB") is a major shareholder of both LISB and ASFC. Upon consummation of the merger, NFB expects to be the most significant institutional investor in ASFC. When combined with its ownership of the ASFC 12% Series B Preferred Stock, NFB's stake in the success of your company is unparalleled.

 I am writing to you today as a shareholder who has seen the value of its investment badly damaged by the ill advised and dilutive terms of the LISB merger. In reaching for the unaffordable LISB you have squandered hundreds of millions of dollars of shareholder value in both companies. Since the LISB merger announcement but before recent market turmoil, ASFC was among the worst performing stocks in the banking sector. Worse yet, this value destructive transaction has strained your credibility, removed ASFC's ability to repurchase its shares through all of 1998 and most of 1999 and decimated the value of ASFC and LISB employees ESOP shares, further fueling what we understand to be a growing level of employee discontent.

 You have spent several years convincing the market of ASFC's value on a cash earnings per share basis and then abandoned this theory the minute it no longer suited your purpose. This merger not only destroys ASFC's cash earnings but is also highly dilutive to GAAP earnings per share, unless one were to subscribe to the unfathomable leverage concept that you so blithely continue to espouse in order to mischaracterize a highly dilutive transaction as an accretive one.

 Considering the above, we are straining to understand how you continue to forecast 1999 earnings for the new Astoria at $3.89 per share. Obviously others are having equal difficulty given the abysmal price of ASFC stock. Furthermore, your persistent prognostications as to the value of your Goodwill claim against the U.S. Government is wearing rather thin. Since you have no idea how much ASFC will receive, when it will come, or whether you will ever receive anything, it seems highly irresponsible to suggest to shareholders that they should discount some arbitrary amount of value from your share price in order to reach what you refer to in your most recent investor presentation as "Fundamental Value."

 Against this backdrop, I remain mystified by your cavalier dismissal of my suggestion earlier this year that a merger of ASFC with NFB be given careful consideration. As I'm sure you will recall, I proposed providing ASFC shareholders with $75.00 worth of value in a merger with NFB. I further proposed that you play a leadership role in the new company which would have accommodated your Board and many of your key management personnel. Such a combination clearly would have been a far wiser choice than pursuing the LISB acquisition. Presuming that you shared that proposal with your entire Board, I am at a loss as to why you as a group refused my offer to meet and explore the proposal which I believe would have significantly enriched ASFC shareholders. Even at NFB's price today, the value of that transaction would have been worth over $60.00 to ASFC shareholders. Said another way, the present situation you find yourself in didn't have to happen.

 We believe the market is sending a strong message to you and your Board with respect to the future of ASFC. NFB will be watching your coming financial results carefully for signs of what we believe is the inevitable distance between actual earnings and the $3.89 you continue to assure. In doing so we reserve any and all rights that we have to make demands upon ASFC to account for its performance. Consistent with appropriate law and regulation, NFB will not hesitate to encourage a change in management and/or strategic direction to ASFC's existing business plan to include but not be limited to the sale of the company. We are taking the unusual step of making this investor communication public in order to clear the record and give other institutional investors and shareholders who have complained so loudly to us an opportunity to understand our position.


 Sincerely yours,

 /s/ John Adam Kanas
 -------------------
 John Adam Kanas



 JAK:km


 cc:  Board Members of ASFC
      Board Members of LISB